Consent of Independent Registered Public Accounting Firm

The Board of Directors
Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC:

We consent to the use of our report dated May 29, 2009, with respect to the statement of assets and liabilities, including the schedule of investments, as of March 31, 2009 and the related statements of operations and cash flows for the year then ended, the statements of changes in shareholders’ capital for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm and Legal Counsel” and “Inquiries and Financial Information” in the Company’s Prospectus.

/s/ KPMG LLP

New York, New York
June 19,2009